Filed Pursuant to Rule 424(b)(3)
Registration No. 333-252077

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 6 DATED SEPTEMBER 8, 2022

TO THE PROSPECTUS DATED MAY 27, 2022

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc., dated May 27, 2022 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the acquisition of a medical office portfolio.

Acquisition of a Medical Office Portfolio

We recently acquired a 100% interest in a 10-building medical office portfolio located in Atlanta, GA, Pittsburgh, PA, Tampa, FL, and Dallas, TX for an aggregate purchase price of approximately $300 million. The 661,000 square-foot portfolio consists of high-quality, newly-constructed or newly-renovated assets that were 96% leased at acquisition with a granular rent roll of 57 tenants, over 55% of which are rated investment-grade. The portfolio has in-place average annual escalations over 2.5%, a 5.7 year weighted average lease term and predominantly high-acuity use with significant capital invested in tenant buildout.

VGN-NREIT2-0922P